As filed with the Securities and Exchange Commission on January 17, 2013

File No. 001-35305

UNITED STATES SECURITIES AND EXCHANGE
COMMISSION
Washington, D.C. 20549
____________________
Amendment No. 5
to
Form 10
General Form for Registration of Securities
Pursuant to Section 12(b) or 12(g) of
the Securities Exchange Act of 1934

Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	45-3355106
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
2503 S. Hanley Road
St. Louis, Missouri 63144
(Address, including zip code, of principal executive offices)
Registrant’s telephone number, including area code: (314) 644-7600
Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, par value $0.01 per share Preferred stock purchase rights	New York Stock Exchange New York Stock Exchange
Securities to be registered pursuant to Section 12(g) of the Act: None
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12(b) of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Item 11.	Description of Registrant’s Securities to Be Registered.
Item 11 of Form 10 filed by Post Holdings, Inc. (the “Company”) on September 26, 2011, as amended on December 23, 2011, January 9, 2012, January 19, 2012 and January 25, 2012, and as amended on September 14, 2012 via a Current Report on Form 8-K/A, relating to Preferred Stock Purchase Rights is hereby amended to provide:
On January 16, 2013, the Board of Directors of the Company approved and the Company entered into the First Amendment (the “Amendment”) to the Company’s Shareholder Protection Rights Agreement, dated as of February 2, 2012 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A., Rights Agent.
The Amendment accelerated the expiration date of the rights issued pursuant to the Rights Agreement (the “Rights”) from February 2, 2022 to January 16, 2013. Accordingly, as of 5:00 p.m. Eastern time on January 16, 2013, the Rights expired and were no longer outstanding, and the Rights Agreement terminated as of that time.
The forgoing description of the Amendment is qualified in its entirety by reference to the Amendment, a copy of which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “Commission”) on January 17, 2013, and to the Rights Agreement, a copy of which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 2, 2012, all of which are incorporated herein by reference.

Item 15.	Financial Statements and Exhibits.
(b) Exhibits
Exhibit        Description

4.1
Shareholder Protection Rights Agreement with Computershare Trust Company, N.A., as rights agent, dated February 2, 2012 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on February 2, 2012).

4.2
Amendment to Shareholder Protection Rights Agreement, dated as of January 16, 2013, between the Company and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the Commission on January 17, 2013).

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: January 17, 2013	Post Holdings, Inc. (Registrant)

	By:	/s/ Robert V. Vitale
	Name:	Robert V. Vitale
	Title:	Chief Financial Officer

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